Exhibit 99.1

Net1 UEPS Technologies, Inc ("Net1") Announces First Quarter Results for Fiscal 2005

Net1 today announced results for the first quarter of fiscal 2005.

GAAP Results

In terms of GAAP (Generally Accepted Accounting Principles accepted in the United States of America), the company reported first quarter revenue of $43.2 million, compared to $25.9 million in the prior year period. First quarter net income was $10.2 million, or $0.031 per common share and linked unit, compared to $5.5 million, or $0.029 per common share for the first quarter of fiscal 2004.

Use of Non-GAAP Financial Information
Management evaluates the company's operations using measures of constant exchange rates and underlying earnings per share. These financial measures are not in accordance with GAAP. The company believes that these measures are useful to investors because they reflect the performance of the company's core operations and are consistent with the company's internal performance measures. Net1's underlying results should be considered in addition to, and not as a substitute for, our GAAP results. The following non-GAAP items were applied for the purpose of preparing management information:

  A constant exchange rate of seven South African Rand ("ZAR") to one US Dollar was assumed for the first quarter of fiscal 2004 and fiscal 2005; and
  The full amount of shares and linked units in issue at the end of the first quarter of fiscal 2005 was used to calculate underlying earnings percommon share and linked unit for the first quarter of fiscal 2004.

The result of applying these Non-GAAP measures is revenue of $39.4 million for the first quarter of fiscal 2005 compared to $27.5 million in the prior year first quarter. For the first quarter of fiscal 2005, net income on this basis was $9.3 million compared to $5.9 million for the first quarter of fiscal 2004. Based on the total issued common shares and linked units of 328.2 million as at September 30, 2004 the underlying earnings per share for the first quarter of fiscal 2005 was $0.028, compared to $0.018 for the first quarter of fiscal 2004, using the same amount of shares. The following table provides a comparison and hence indicates the reconciliation between the GAAP and non-GAAP financial information as presented above:

	First Quarter 2005: GAAP	First Quarter 2005: non-GAAP	First Quarter 2004: GAAP	First Quarter 2004: non-GAAP
ZAR : US $ exchange rate used for income and expense items	ZAR6.38=US$1	ZAR7=US$1	ZAR7.44=US$1	ZAR7=US$1
Revenue	$43.2 million	$39.4 million	$25.9 million	$27.5 million
Net income	$10.2 million	$9.3 million	$5.5 million	$5.9 million
Number of shares used to calculate earnings per share	328.2 million	328.2 million	193 million	328.2 million
Earnings per share	$0.031	$0.028	$0.029	$0.018

Comment

Serge Belamant, Net1 Chairman and Chief Executive Officer, stated, "During the first quarter of fiscal 2005, we demonstrated significant growth across all our business segments. Our UEPS transaction-based activities and UEPS-based financial services exhibited robust growth, while our Hardware, software and related technology sales benefited from the implementation of the project to provide POS terminals and related hardware to Nedcor Bank. We are particularly pleased with the progress made on the implementation of our merchant acquiring project, which commenced during the quarter under review. These results provide a solid base for the remainder of fiscal 2005."

First Quarter Highlights

The Company reported:

  its UEPS transaction-based activities effected 9.5 million payments for the quarter, a 25 percent increase over the prior year first quarter;
  a total number of 3.2 million UEPS smart card based accounts were active at September 30, 2004, compared to 1.8 million active accounts as at September 30, 2003;
  the commencement of its merchant acquiring project during this quarter, with a total number of 340 POS terminals installed at 265 retail locations and $4 million processed through these terminals during the period; and
  the commencement of the contract to supply Nedcor Bank with POS devices, pin-pads and smart cards, resulting in revenue of $4.1 million during the quarter.

About Net1 (www.net1ueps.com)

Net1 is a provider of technologies and systems that create a secure and affordable transacting channel between formal businesses and the "un-banked" and "under-banked" populations of developing countries who have no or limited access to traditional banking facilities. Net1 has developed the Universal Electronic Payment System ("UEPS") that utilizes smart card technology to provide a fully integrated payment, switching and settlement system suitable for multiple applications and services meeting the requirements of the un-banked and under-banked populations. The company, through its subsidiaries, employs the UEPS to add efficiency to a myriad of commercial activities that involve banking and payment systems, money transfers and other electronic data applications. The company's payment system enables its customers to effect transactions "off-line" in underdeveloped areas where traditional financial institutions and their services have limited penetration or are otherwise unavailable due to the lack of, or limited branch, Automated Teller Machines (or "ATM"), Point Of Sale, support and communications infrastructures.

This announcement may contain forward-looking statements pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, the ability to consummate and integrate acquisitions, and other risks detailed in the company's SEC filings, including, but not limited to, our most recent report on Form 8-K. The company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact: William Espley at Net1 Investor Relations at +1-604-484-8750 or info@net1ueps.com